UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

VisionWave Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-72741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2025, VisionWave Holdings, Inc. (the “Company”) entered into a Strategic Joint Venture Agreement (the “Agreement”) with AIPHEX LTD (“AIPHEX”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”). Pursuant to the Agreement, the parties agreed to form a joint venture limited liability company in the State of Nevada (the “JV LLC”) for the purpose of collaborating on certain designated defense and technology projects (the “Designated Projects and Background IP”). The Designated Projects and Background IP are set forth in a separate confidential letter agreement between the Company and AIPHEX due to their sensitive and confidential nature.

Under the terms of the Agreement, the JV LLC will be owned approximately as follows:

●	46.76% by the Company,

●	46.76% by AIPHEX,

●	6.08% by TOKENIZE, and

●	0.40% by GBT.

These ownership percentages are based on an estimated internal value of $5,000,000,000 for equity allocation purposes, with the parties waiving the need for formal valuation solely for this allocation and shall not be constructed as a valuation of AIPHEX or its assets for any other purpose. TOKENIZE will contribute to the JV 897,102 shares of the Company’s common stock and its intellectual property portfolio (as detailed in Exhibit A to the Agreement). GBT will contribute to the JV 2,020,500 shares of the Company’s common stock. AIPHEX will contribute the Designated Projects and Background IP. The Company and AIPHEX will each enter into non-exclusive license agreements granting the JV LLC rights to use certain of their respective intellectual property portfolios and products solely for the Designated Projects and Background IP (the “JV License Agreements”). The JV LLC will serve as the exclusive vehicle for marketing, manufacturing, delivering, and managing the Designated Projects, including research, development, commercialization, and related activities. The parties will adopt an operating agreement for the JV LLC within 30 days of the effective date. The Agreement includes provisions for board appointments, including the reciprocal right for the Company and AIPHEX to appoint one individual to each other’s board of directors (subject to approvals), with initial advisory board appointments for Dr. Moshik Cohen (to the Company’s advisory board) and Noam Kenig (to AIPHEX’s advisory board). Upon approval, Dr. Moshik Cohen will be appointed to the Company’s board of directors and granted options to purchase 2,000,000 shares of the Company’s common stock under the Company’s equity incentive plan. Intellectual property developed by the JV LLC will be owned by the JV LLC, with restrictions on use and transfer. Both AIPHEX and the Company contribute the Designated Projects (DP) to the JV and each will enter into the JV License Agreements.. The Agreement includes non-circumvention provisions, confidentiality obligations, and termination rights, including a provision that the Agreement becomes void and considerations returned if no revenue is generated from the Designated Projects within 12 months of establishing the JV LLC. The term of the Agreement is seven years, subject to renewal. The Agreement also provides for a referral fee to a non-affiliated third party, consisting of 700,000 shares of the Company’s common stock (to be assigned from shares contributed to the JV LLC and which will not be issued by the Company in any manner) and 2% of future JV LLC revenue based on actual collections.

The transactions contemplated by the Agreement are subject to customary closing conditions, including obtaining necessary regulatory approvals (such as CFIUS clearance, export control licenses, and other governmental consents). The parties intend to consummate the contributions and operationalize the JV LLC upon execution of the operating agreement and satisfaction of such conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Certain portions of the Agreement, including details of the Designated Projects, are confidential and have not been disclosed herein due to their sensitive nature.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1+	Strategic Joint Venture Agreement, dated August 25, 2025, by and among VisionWave Holdings, Inc., AIPHEX LTD, GBT Tokenize Corp., and GBT Technologies, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2025

VisionWave Holdings, Inc.

By:	/s/ Noam Kenig
Name:	Noam Kenig
Title:	Chief Executive Officer